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                       SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON DC 20549

                                 -------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported) June 30, 2000


                           EXCHANGE APPLICATIONS, INC.
               (Exact Name of Registrant as Specified in Charter)


            DELAWARE                0-24679                  04-3338916
(State or Other Jurisdiction      (Commission               (IRS Employer
       of Incorporation)          File Number)              Identification No.)


                  89 South Street, Boston, Massachusetts 02111
               (Address of Principal Executive Offices) (ZIP Code)


       Registrant's telephone number, including area code (617) 737-2244
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Item 2. Acquisition or Disposition of Assets.

        On June 30, 2000, Exchange Applications, Inc., a Delaware corporation ("Exchange") and a leading provider of customer optimization software products and services, acquired via a triangular merger all of the issued and outstanding shares of capital stock of Customer Analytics Holdings, Inc. ("CAH"), a software development company incorporated under Delaware law, from all of the shareholders thereof.

        The aggregate consideration paid by Exchange to the CAH shareholders consisted of approximately $139 million of Exchange common stock, par value $.001 per share. The June 30, 2000 closing price of Exchange common stock used in calculating the consideration was $26.62. the terms of the agreement were determined in arm's-length negotiations between Exchange and CAH.

        All other information required by Item 2 is set forth in the merger agreement and press release filed, respectively, as Exhibit 2 and Exhibit 99.1 hereto, and is incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and
        Exhibits.

   (c)  Exhibits.

        Exhibit 2 Agreement and Plan of Merger and Reorganization, dated as of June 6, 2000, by and among Exchange, CAH Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Exchange, CAH and certain shareholders of CAH; includes Annex A, the form of Escrow Agreement (does not include other Exhibits or Schedules; Exchange will furnish a copy of any such omitted exhibit or schedule to the Commission upon request).

        Exhibit 99.1      Press Release of Exchange, dated June
                          8, 2000, announcing the acquisition of CAH.

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                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                           EXCHANGE APPLICATIONS, INC.

                           By: /s/ Andrew J. Frawley
                               ---------------------
                                   Andrew J. Frawley
                                   Chairman of the Board, President and CEO


Dated:  July 12, 2000
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                                 EXHIBIT INDEX


Exhibit No.                       Description
-----------                       -----------

      2 Agreement and Plan of Merger and Reorganization, dated as of June 6, 2000, by and among Exchange, CAH Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Exchange, CAH and certain shareholders of CAH; includes Annex A, the form of Escrow Agreement (does not include other Exhibits or Schedules; Exchange will furnish a copy of any such omitted exhibit or schedule to the Commission upon request).

      99.1 Press Release of Exchange, dated June 8, 2000, announcing the acquisition of CAH.